UGI Corporation Elects Alan N. Harris to its Board of Directors
March 6, 2018

[graphic]VALLEY FORGE, PA — UGI Corporation (NYSE: UGI) announced today that Alan N. Harris was elected a director of UGI Corporation effective March 5, 2018. Mr. Harris retired from Spectra Energy Corporation on January 31, 2015, where he served in various capacities including Senior Advisor to the Chairman, President and Chief Executive Officer on project execution efforts, Chief Development and Operations Officer, and Chief Development Officer. Spectra Energy Corporation is an operator in the transmission and storage, distribution, gathering, and processing of natural gas.

Marvin O. Schlanger, Chairman of UGI Corporation, said, “We are delighted to welcome Alan to our Board of Directors. Alan has tremendous experience in finance, strategy, and operations of large, complex energy infrastructure companies that will be of tremendous value to UGI.”

Prior to Spectra Energy’s spin-off from Duke Energy Gas Transmission, Mr. Harris also held various positions of increasing responsibility at Duke Energy, including Group Vice President, Chief Financial Officer (2004 to 2006), Executive Vice President (2003 to 2004), Senior Vice President, Strategic Development and Planning (2002 to 2003), Vice President, Controller, Treasurer, Strategic Planning (2000 to 2002), and Vice President, Controller, Strategic Planning (1999 to 2000).  Mr. Harris currently serves as a Director of Enable Midstream Partners, LP (an owner, operator, and developer of midstream energy infrastructure assets in the U.S.).

About UGI Corporation
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing primarily in the Mid-Atlantic region as well as parts of Europe. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

Contact Investor Relations
610-337-1000
Will Ruthrauff, ext. 6571
Brendan Heck, ext. 6608
Shelly Oates, ext. 3202